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                                    EXHIBIT 1


August 14, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Planet Zanett, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 because our Firm is in the process of completing our review of the financial statements of the Registrant for the quarter ended June 30, 2001.

We hereby advise you that we have read the statements made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our review of the Registrant's interim financial statements and furnish the information necessary for a timely filing because of the timing of when we were engaged as Auditors and, as a result, have not yet had sufficient time to complete the review procedures which we consider necessary in the circumstances.

Very truly yours,



/s/  Deloitte & Touche LLP
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     Deloitte & Touche LLP





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